Exhibit 99.1

DISCOVERY LABS CLEARED TO MARKET AFECTAIR IN U.S.

New, Proprietary Technology Simplifies Delivery of Aerosolized Medications to Patients
Requiring Ventilatory Support – Conference Call to be held today at 10:00 a.m. (ET)

Warrington, PA — February 02, 2012— Discovery Laboratories, Inc. (NASDAQ: DSCO), a specialty biotechnology company dedicated to advancing a new standard in respiratory critical care, today announced AFECTAIR® is now registered with the Food and Drug Administration (FDA) and is cleared to be marketed in the United States. AFECTAIR® is a proprietary patient interface technology that simplifies delivery of aerosolized medications to patients requiring ventilator support.

“We are pleased to have AFECTAIR registered with the FDA and we are eager to move this proprietary technology to commercialization in the latter part of 2012,” said W. Thomas Amick, Chairman of the Board and Chief Executive Officer of Discovery Labs. “Our ability to bring AFECTAIR to market is a testament to our commitment to advancing a new standard in respiratory critical care.”

AFECTAIR originates from the AEROSURF® development program and is a proprietary disposable ventilator circuit/patient interface connector that simplifies the delivery of aerosolized medications to critical-care patients requiring ventilatory support from either intermittent mechanical ventilation or continuous positive airway pressure.   To date, in vitro studies suggest that the AFECTAIR technology may be an effective new solution for delivering aerosolized medicine to patients receiving ventilator support while providing healthcare professionals with a simplified alternative to current practices. According to national health statistics and market assessment data, it is estimated that each year more than 1.3 million patients in the United States and European Union receive aerosolized medications while requiring ventilator support. It is estimated that AFECTAIR represents a potential revenue opportunity of approximately $50-75 million for Discovery Labs.

“In preparation for this milestone, we identified a number of operational and commercial options intended to support the commercial introduction of AFECTAIR,” said Thomas F. Miller, Senior Vice President and Chief Operating Officer of Discovery Labs, “We are now focused on implementing a commercial plan that includes the establishment of key strategic manufacturing and distribution relationships.”

Discovery Labs is also pursuing a European Conformity (CE) marking for commercialization of the initial AFECTAIR products in the European Union (EU) and believes that it may be in a position to initiate the commercial introduction of the initial AFECTAIR products in EU in late 2012.

CONFERENCE CALL DETAILS
Discovery Labs will hold a conference call today at 10:00 AM ET to further discuss the foregoing. The call in number is (877) 215-0093. The international call in number is (706) 679-3237. This audio webcast will be available through a live broadcast on the Internet at http://us.meeting-stream.com/discoverylaboratories_020212 and www.discoverylabs.com. The replay number to hear the conference call is (855) 859-2056 or (404) 537-3406. The passcode is 49011930.

ABOUT AFECTAIR
AFECTAIR is a series of proprietary ventilator circuit/patient interface connectors and related componentry. AFECTAIR simplifies the delivery of inhaled therapies to critical care patients requiring ventilatory support. According to national health statistics and market assessment data, it is estimated that each year more than 1.3 million patients in the United States and European Union receive aerosolized medications while requiring ventilator support. Discovery Labs is implementing a business plan that potentially will allow for the commercial introduction of AFECTAIR in the United States and the European Union in 2012.

ABOUT AEROSURF
AEROSURF (lucinactant for inhalation), Discovery Labs’ initial aerosolized KL4 surfactant product, is under development for the prevention of RDS in premature infants. Through effective delivery of aerosolized KL4 surfactant using Discovery Labs’ proprietary capillary aerosol generator technology and related ventilator circuit / patient interface connectors, AEROSURF may significantly expand the surfactant-eligible treatment population by providing neonatologists with a means of administering surfactant without the risks currently associated with surfactant administration, which requires invasive endotracheal intubation and mechanical ventilation.

ABOUT DISCOVERY LABS
Discovery Laboratories, Inc. is a specialty biotechnology company with one focus – to create life-saving products for patients with respiratory disease and improve the standard of care for pulmonary medicine. Discovery Labs’ novel proprietary KL4 surfactant technology produces a synthetic, peptide-containing surfactant that is structurally similar to pulmonary surfactant and is being developed in liquid, lyophilized and aerosol dosage forms. Discovery Labs is also developing its proprietary drug delivery technologies – the capillary aerosol generator and the novel ventilator circuit / patient interface connectors – to enable efficient, targeted upper respiratory or alveolar delivery of aerosolized KL4 surfactant. Discovery Labs believes that its proprietary technologies makes it possible, for the first time, to develop a significant pipeline of surfactant products to address a variety of respiratory diseases for which there frequently are few or no approved therapies. For more information, please visit our website at www.Discoverylabs.com.

Forward-Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Examples of such risks and uncertainties, including those related to AFECTAIR, are described in Discovery Labs’ filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto. Any forward-looking statement in this release speaks only as of the date on which it is made. The Company assumes no obligation to update or revise any forward-looking statements.

Contact Information:
Media Relations: Michael Parks, Pitch360 - 484.356.7105 or Michael@pitch360inc.com

Investor Relations: John G. Cooper, President and Chief Financial Officer 215.488.9490